CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$5,250,000	$610.05

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated June 16, 2015 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Prospectus Addendum dated February 3, 2015)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$5,250,000 Knock-Out Barrier Notes due June 23, 2017 Linked to the Least Performing Reference Asset of Three Common Stocks Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	June 16, 2015

Issue Date:	June 23, 2015

Final Valuation Date:*	June 16, 2017

Maturity Date:*	June 23, 2017

Reference Assets:	The common stock of Apple Inc. (“Apple”), the common stock of Prudential Financial, Inc. (“Prudential”) and the common stock of Lam Research Corporation (“Lam”) (each a “Reference Asset” and collectively the “Reference Assets”), as noted in the following table:

Reference Asset	Bloomberg Service Page	Initial Price	Knock-out Level	Barrier Price
Apple	AAPL UW <Equity>	$127.60	$130.15	$102.08
Prudential	PRU UN <Equity>	$89.73	$91.52	$71.78
Lam	LRCX UW <Equity>	$82.55	$84.20	$66.04

Payment at Maturity:

If you hold your Notes to maturity, you will receive at maturity (in each case, subject to our credit risk) a payment per $1,000 principal amount Note that you hold calculated as follows:

•       If a Knock-Out Event occurs, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

•       If (a) a Knock-Out Event does not occur and (b) the Final Price of the Least Performing Reference Asset is greater than or equal to its Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

•       If (a) a Knock-Out Event does not occur and (b) the Final Price of the Least Performing Reference Asset is less than its Barrier Price AND (c) we do not elect to exercise our physical settlement option, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

•       If (a) a Knock-Out Event does not occur and (b) the Final Price of the Least Performing Reference Asset is less than its Barrier Price AND (c) we elect to exercise our physical settlement option, you will receive (i) an amount of shares of the Least Performing Reference Asset equal to the Applicable Physical Delivery Amount and (ii) a cash payment equal to the Applicable Fractional Share Amount times the Final Price of the Least Performing Reference Asset.

If the Final Price of the Least Performing Reference Asset is less than its Barrier Level and a Knock-Out Event has not occurred, your Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. In such an event, if we exercise our physical settlement option, the market value of the shares of the Least Performing Reference Asset that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Coupon Payment and any payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Summary Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public(1)	Agent’s Commission	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	$1,000	$10.00(2) $7.50(3)	$982.50
Total	$5,250,000	$5,250,000	$91,875	$5,158,125

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $963.70 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(2)	Morgan Stanley & Co. Inc. will receive commissions from the agent, Barclays Capital Inc., equal to 1.00% of the principal amount of the Notes, or $10.00 per $1,000 principal amount and may retail all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.
(3)	Reflects a structuring fee payable to Morgan Stanley & Co. Inc. by the agent or its affiliates of $7.50 for each Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Summary Terms of the Notes Continued

Coupon Payments:	$5.625 per $1,000 principal amount Note (equivalent to a per annum rate of 6.75%)

Coupon Payment Dates:*	The 23rd calendar day of each month during the term of the Notes, provided that the final Coupon Payment Date will be the Maturity Date.**

Observation Dates:*	The 16th day of each month, provided that the final Observation Date will be the Final Valuation Date.***

Initial Price:****	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Initial Valuation Date, as noted in the table above.

Barrier Price:****	With respect to each Reference Asset, 80.00% of its Initial Price (rounded to the nearest cent), as noted in the table above.

Knock-Out Level:****	With respect to each Reference Asset, 102.00% of its Initial Price (rounded to the nearest cent), as noted in the table above.

Final Price:****	With respect to each Reference Asset, the Closing Price of such Reference Asset on the Final Valuation Date.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Knock-Out Event:	A Knock-Out Event will occur if, on any Observation Date during the term of the Notes, the Closing Price of each Reference Asset is greater than its Knock-Out Level. A Knock-out Event will not occur if the Closing Price of any Reference Asset is less than or equal to its Knock-out Level on the related Observation Date.

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above.

Applicable Physical Delivery Amount:	The Physical Delivery Amount (as described below) applicable to the Least Performing Reference Asset.

Applicable Fractional Share Amount:	The Fractional Share Amount (as described below) applicable to the Least Performing Reference Asset.

Physical Delivery Amount and Fractional Share Amount:**	With respect to each Reference Asset, (a) the Physical Delivery Amount is a number of shares of such Reference Asset equal to $1,000 divided by the Initial Price of such Reference Asset, rounded down to the nearest whole number and (b) the Fractional Share Amount is equal to the number of fractional shares of such Reference Asset resulting from dividing $1,000 by the Initial Price. The Physical Delivery Amount and Fractional Share Amount are noted in the table below:

Reference Asset	Physical Delivery Amount	Fractional Share Amount
Apple	7 shares	0.83699 shares
Prudential	11 shares	0.14454 shares
Lam	12 shares	0.11387 shares

Tax Allocation of the Coupon Payments:	Deposit Income: 20.00% of the amount of each Coupon Payment on the Notes. Put Premium: 80.00% of the amount of each Coupon Payment on the Notes.

Closing Price:****	With respect to a Reference Asset on any day, the closing price per share of such Reference Asset published at the regular weekday close of trading on such day as displayed on the applicable Bloomberg Professional® service page noted above under “Reference Assets” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset.

The term “scheduled trading day”, with respect to a Reference Asset, has the meaning set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	06741UYK4 / US06741UYK41

*	Subject to postponement in the event of a Market Disruption Event, as described under “Selected Purchase Considerations” in this pricing supplement.
**	If such day is not a Business Day, the Coupon Payment Date will occur on the next following Business Day with the same force and effect as if paid on the originally scheduled Coupon Payment Date. No additional interest will accrue as a result of such delayed payment.
***	If such day is not a Business Day, the Observation Date will occur on the next following Business Day with the same force and effect as if paid on the originally scheduled Observation Date. No additional interest will accrue as a result of such delayed payment.
****	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and prospectus addendum, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately one month after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate how the payment (if any) at maturity will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference and have been chosen for illustrative purposes only. The following examples do not take into account any tax consequences of investing in the Notes. In addition, these examples make the following key assumptions:

•	Monthly Coupon Payments: $5.625 per $1,000 principal amount Note (equivalent to a per annum rate of 6.75%)

•	Initial Price, Knock-Out Level, Barrier Price, Physical Delivery Amount and Fractional Share Amount applicable to each Reference Asset as noted in the following table:

Reference Asset	Initial Price	Knock-Out Level	Barrier Price	Physical Delivery Amount	Fractional Share Amount
Apple	$127.60	$130.15	$102.08	7 shares	0.83699
Prudential	$89.73	$91.52	$71.78	11 shares	0.14454
Lam	$82.55	$84.20	$66.04	12 shares	0.11387

The following table and examples are based upon the assumptions set forth above and further assume that you have held your Notes to maturity. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Price ($)				Reference Asset Return			Payment at Maturity(1)		Total Return on Your Notes at Maturity (4)
Apple	Prudential	Lam	Apple	Prudential	Lam	Least Performing Reference Asset	Knock-Out Event Does Occur(3)	Knock-Out Event Does Not Occur(2)	Knock-Out Event Does Occur	Knock-Out Event Does Not Occur
$255.20	$183.95	$173.36	100.00%	105.00%	110.00%	100.00%	$1,000	N/A	13.50%	N/A
$248.82	$170.49	$160.97	95.00%	90.00%	95.00%	90.00%	$1,000	N/A	13.50%	N/A
$255.20	$166.00	$148.59	100.00%	85.00%	80.00%	80.00%	$1,000	N/A	13.50%	N/A
$223.30	$161.51	$140.34	75.00%	80.00%	70.00%	70.00%	$1,000	N/A	13.50%	N/A
$210.54	$143.57	$140.34	65.00%	60.00%	70.00%	60.00%	$1,000	N/A	13.50%	N/A
$197.78	$134.60	$165.10	55.00%	50.00%	100.00%	50.00%	$1,000	N/A	13.50%	N/A
$185.02	$130.11	$115.57	45.00%	45.00%	40.00%	40.00%	$1,000	N/A	13.50%	N/A
$165.88	$125.62	$123.83	30.00%	40.00%	50.00%	30.00%	$1,000	N/A	13.50%	N/A
$153.12	$112.16	$107.32	20.00%	25.00%	30.00%	20.00%	$1,000	N/A	13.50%	N/A
$140.36	$100.50	$94.93	10.00%	12.00%	15.00%	10.00%	$1,000	N/A	13.50%	N/A
$127.60	$89.73	$82.55	0.00%	0.00%	0.00%	0.00%	$1,000	$1,000	13.50%	13.50%
$121.22	$80.76	$78.42	-5.00%	-10.00%	-5.00%	-10.00%	$1,000	$1,000(2)	13.50%	13.50%
$121.22	$91.52	$66.04	-5.00%	2.00%	-20.00%	-20.00%	$1,000	$1,000(2)	13.50%	13.50%
$95.70	$80.76	$57.79	-25.00%	-10.00%	-30.00%	-30.00%	$1,000	$700(2)	13.50%	-16.50%
$82.94	$53.84	$66.04	-35.00%	-40.00%	-20.00%	-40.00%	$1,000	$600(2)	13.50%	-26.50%
$133.98	$121.14	$41.28	5.00%	35.00%	-50.00%	-50.00%	$1,000	$500(2)	13.50%	-36.50%
$51.04	$107.68	$123.83	-60.00%	20.00%	50.00%	-60.00%	$1,000	$400(2)	13.50%	-46.50%
$38.28	$44.87	$94.93	-70.00%	-50.00%	15.00%	-70.00%	$1,000	$300(2)	13.50%	-56.50%
$51.04	$31.41	$16.51	-60.00%	-65.00%	-80.00%	-80.00%	$1,000	$200(2)	13.50%	-66.50%
$19.14	$8.97	$8.26	-85.00%	-80.00%	-90.00%	-90.00%	$1,000	$100(2)	13.50%	-76.50%
$114.84	$0.00	$57.79	-10.00%	-100.00%	-30.00%	-100.00%	$1,000	$0.00	13.50%	-86.50%

(1)	Per $1,000 principal amount Note, excluding the final Coupon Payment on the Notes.
(2)	Assuming we do not elect to exercise our physical settlement option. For examples demonstrating the amount of shares and cash that you would receive if (a) the Final Price of the Least Performing Reference Asset is less than its Barrier Price, (b) a Knock-Out Event does not occur and (c) we elect to exercise our physical settlement option, please see Examples 4 and 5.
(3)	The total payment at maturity will depend solely on whether (a) the Final Price of the Least Performing Asset is less than its Barrier Price and (b) a Knock-Out Event occurs.
(4)	The total return at maturity on the Notes including monthly coupons received during the term of the Notes.

Example 1: The Final Price of Apple is $185.02, the Final Price of Prudential is $130.11 and the Final Price of Lam is $115.57.

Because Lam has the lowest Reference Asset Return, Lam is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is greater than its Initial Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes), regardless of whether a Knock-Out Event ever occurred.

Example 2: The Final Price of Apple is $121.22, the Final Price of Prudential is $80.76, the Final Price of Lam is $78.42 and a Knock-Out Event does NOT occur.

Because Prudential has the lowest Reference Asset Return, Prudential is the Least Performing Reference Asset. Although the Final Price of the Least Performing Reference Asset is less than its Initial Price, because the Final Price or the Least Performing Reference Asset is still not less than its Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes).

Example 3: The Final Price of Apple is $82.94, the Final Price of Prudential is $53.48, the Final Price of Lam is $66.04 and a Knock-Out Event DOES occur.

Because Prudential has the lowest Reference Asset Return, Prudential is the Least Performing Reference Asset. Although the Final Price of the Least Performing Reference Asset is less than its Barrier Price, because a Knock-Out Event occurred during the term of the Notes, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Coupon Payment on the Notes).

Example 4: The Final Price of Apple is $82.94, the Final Price of Prudential is $53.48, the Final Price of Lam is $66.04 and a Knock-Out Event does NOT occur.

Because Prudential has the lowest Reference Asset Return, Prudential is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Barrier Price, you will receive a payment at maturity (plus the final Coupon Payment on the Notes) determined as follows:

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity of $600.00 per principal amount Note, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -40.00%] = $600.00

Because Prudential is the Least Performing Reference Asset, the Applicable Physical Delivery Amount of Prudential is 11 shares of Prudential and the Applicable Fractional Share Amount is 0.14454 shares of Prudential. Accordingly, you will receive on the Maturity Date (plus the final Coupon Payment on the Notes) a total of 11 shares of Prudential and $7.78 in cash.

Example 5: The Final Price of Apple is $51.04, the Final Price of Prudential is $31.41, the Final Price of Lam is $16.51 and a Knock-Out Event does NOT occur.

Because Lam has the lowest Reference Asset Return, Lam is the Least Performing Reference Asset. Because the Final Price of the Least Performing Reference Asset is less than its Initial Price and less than its Barrier Price, you will receive a payment at maturity (plus the final Coupon Payment on the Notes) determined as follows:

If we do not elect to exercise our physical settlement option, you will receive a cash payment at maturity of $200.00 per principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -80.00%] = $200.00

Because Lam is the Least Performing Reference Asset, the Applicable Physical Delivery Amount of Lam is 12 shares of Lam and the Applicable Fractional Share Amount is 0.11387 shares of Lam. Accordingly, you will receive on the Maturity Date (plus the final Coupon Payment on the Notes) a total of 12 shares of Lam and $1.88 in cash.

Examples 4 and 5 above demonstrate that if (a) the Final Price of the Least Performing Reference Asset is less than its Barrier Price and (b) a Knock-Out Event does not occur, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset and you will lose some or all of your principal, even if the Reference Asset Returns of one or both of the other Reference Assets are positive. Your loss will not be mitigated in any way by virtue of the Reference Asset Returns of the other Reference Assets being higher than that of the Least Performing Reference Asset.

If you hold your Notes to maturity, you may lose up to 100% of the principal amount of your Notes.

SELECTED PURCHASE CONSIDERATIONS

•	Reference Asset Business Days and Market Disruption Events—The Observation Dates, the Final Valuation Date and the Maturity Date are subject to adjustment in the event that a scheduled Observation Date or the scheduled Final Valuation Date is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to any Reference Asset on any such date.

For purposes of determining if a Knock-Out Event has occurred, if the Calculation Agent determines that a scheduled Observation Date (excluding the Final Valuation Date) is not a Reference Asset Business Day, the Observation Date will be the next following Reference Asset Business Day. If a Market Disruption Event occurs or is continuing with respect to any Reference Asset on a scheduled Observation Date, the Observation Date will be postponed to the next following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset. In no event, however, will the relevant date be postponed by more than fifteen Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifteenth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset on such fifteenth day and will determine the Closing Price of any Reference Asset affected by such Market Disruption Event in the manner set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

If the Calculation Agent determines that the Final Valuation Date is not a Reference Asset Business Day, the Final Valuation Date will be the next following Reference Asset Business Day. If a Market Disruption Event occurs or is continuing with respect to any Reference Asset on the scheduled Final Valuation Date, the Final Valuation Date will be postponed to the next following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to any Reference Asset. In no event, however, will the relevant date be postponed by more than five Reference Asset Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Price of any Reference Asset unaffected by such Market Disruption Event using the Closing Price of such Reference Asset on such fifth day and will determine the Closing Price of any Reference Asset affected by such Market Disruption Event in the manner set forth under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement. If the Final Valuation Date is postponed, and notwithstanding anything to the contrary in the accompanying prospectus supplement, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date (as postponed) and the Maturity Date (as postponed) remains the same. No additional interest will accrue as a result of the postponement of any Coupon Payment Date or the Maturity Date for any reason.

For a description of what constitutes a Market Disruption Event with respect to each Reference Asset, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect one or more of the Reference Assets, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement. For a description of further adjustments that may affect the Notes, please see and “Reference Assets—Equity Securities—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Equity Security” in the prospectus supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Least Performing Reference Asset (the “Put Option”) which you sold to us in exchange for a portion of the Coupon Payments (the “Put Premium”). As set forth on the cover of this pricing supplement, we have determined the amount of each Coupon Payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium. The terms of your Notes require you and us to allocate the Coupon Payments as set forth on the cover, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. For a further discussion of the tax considerations applicable to fixed rate debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

If a Knock-Out Event does not occur and the Notes are cash settled at maturity, such receipt of cash (excluding cash attributable to the final monthly Coupon Payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly Coupon Payment on the Notes).

The tax treatment of a Knock-Out Event is unclear, and you should consult your tax advisor in this regard. If a Knock-Out Event occurs, we believe and intend to take the position for tax reporting purposes, that (i) you should generally recognize short-term capital gain in an amount equal to the amount of the Put Premium paid to you up to the time the Knock-Out Event occurs, and (ii) thereafter, you should recognize short-term capital gain on amounts treated as Put Premium as they are paid to you. The receipt of cash upon the maturity of your Notes (excluding cash attributable to the final monthly Coupon Payment on the Notes) would likely be treated as payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss. However, there are no regulations, published rulings or judicial decisions addressing the treatment for of a Knock-Out Event U.S. federal income tax purposes, and it is possible that the Internal Revenue Service could disagree with the position we intend to take. For example, it is possible that the Internal Revenue Service could assert that upon occurrence of a Knock-Out Event, you must immediately include in income all subsequent amounts treated as Put Premium if you are an accrual-basis taxpayer. It is also possible that the Internal Revenue Service could assert that you should recognize ordinary income on amounts treated as Put Premium after a Knock-Out Event occurs.

If the Notes are physically settled at maturity with shares of the Least Performing Reference Asset, you should not recognize any gain or loss (other than with respect to cash received in respect of the Fractional Share Amount, as described below) in respect of the Put Option. You should have a basis in such shares (including for this purpose any fractional shares) equal to the principal amount of the Notes less the total Put Premium that you received over the term of the Notes. If you receive cash in respect of the Fractional Share Amount upon the physical settlement of the Notes, you should recognize short-term capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional shares. Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

Upon a sale of your Notes, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit (excluding amounts attributable to accrued and unpaid interest on the Deposit) and (ii) your adjusted tax basis in the Deposit. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly. If your Notes are so treated, you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss. For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Assets, in which case you may be required to include the entire monthly Coupon Payment on the Notes in ordinary income (and not just the interest on the Deposit).

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Notes were treated as notional principal contracts, you could in effect be required to include all of the Coupon Payments in income, rather than only the portion thereof denoted as Deposit Income on the cover of this pricing supplement, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Coupon Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Coupon Payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Indices or the underlying components of the Indices. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement and prospectus addendum, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security is Based on the Performance of Only One Reference Asset”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in Significant Loss—If (a) the Final Price of the Least Performing Reference Asset is less than its Barrier Price and (b) a Knock-Out Event does not occur, your investment will be fully exposed to the negative performance of the Least Performing Reference Asset. If we do exercise our option to physically settle your Notes in such an event, you will receive an amount of shares of the Least Performing Reference Asset with a market value that is expected to be substantially less than the value of your initial investment. Furthermore, the market value of such shares may be less than the amount of the cash payment that you would have received at maturity had we not elected to exercise our physical settlement option because of fluctuations in the price of the Least Performing Reference Asset between the Final Valuation Date and the Maturity Date. You may lose up to 100% of the principal amount of your Notes.

•	Positive Return Limited to the Coupon Payments—The positive return on the Notes is limited to the Coupon Payments on the Notes. You will not participate in any appreciation in the price of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus the final Coupon Payment) even if the Reference Asset Return of one or more Reference Assets is positive.

•	The Payment at Maturity on Your Notes will be Based Solely on Whether a Knock-Out Event Occurs and the Reference Asset Return of the Least Performing Reference Asset—The payment at maturity will depend on whether (a) a Knock-Out Event occurred during the term of the Notes and (b) if not, whether the Final Price of the Least Performing Reference Asset is less than its Barrier Price. In such an event, the payment at maturity will not be based on the price of any Reference Asset at any time other than the Final Price of the Least Performing Reference Asset (as compared to its Initial Price). Therefore, if the price of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the prices of the Reference Assets prior to such drop.

If a Knock-Out Event does not occur and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Price to its Final Price and you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Returns of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

•	The Knock-Out Level Applicable to Each Reference Asset is Greater Than its Initial Price—A Knock-Out Event will occur only if the Closing Price of each Reference Asset increases from the Initial Price to be greater than its Knock-Out Level on any Observation Date. Even if the Closing Price of each Reference Asset, on an Observation Date, is greater than its Initial Price, the Closing Prices of the Reference Assets may not appreciate sufficiently for a Knock-Out Event to occur. Additionally, even if the Closing Price of one or more Reference Asset is greater than their Knock-Out Levels on an Observation Date, a Knock-Out Event will not occur unless the Closing Prices of all Reference Assets are greater than their Knock-Out Levels on such Observation Date.

•	If We Choose to Deliver Shares of the Least Performing Reference Asset at Maturity, Those Shares May Be Worth Less on the Maturity Date than on the Final Valuation Date—If a Knock-Out Event has not occurred and if the Final Price of the Least Performing Reference Asset is less than its Barrier Price, we may elect to deliver shares of the Least Performing Reference Asset on the Maturity Date. The value of the shares received on the maturity date depends on the Closing Price of the Least Performing Reference Asset on the Maturity Date, rather than the Final Price. The value of those shares may change between the Final Valuation Date and the Maturity Date, and as a result, if we choose to deliver shares of the Least Performing Reference Asset, the value of the payment at maturity may be lower than if we had chosen to make a cash payment on the Maturity Date.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any Coupon Payment and any payment at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Whether or not a Knock-Out Event Occurs is Based Solely on the Closing Prices of the Reference Assets on the Observation Dates—Whether a Knock-Out Event occurs will be based on the Closing Prices of the Reference Assets on each Observation Date. If the Closing Price of any Reference Asset is below its Knock-Out Level, on an Observation Date, a Knock-Out Event will not occur on that Observation Date. If the Closing Prices of one or more Reference Assets are below their Knock-Out Levels on each Observation Date, then a Knock-Out Event will not occur during the term of the Notes, even if the Closing Prices of all of the Reference Assets are above their Knock-Out Levels on other days during the term of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the Reference Assets would have.

•	Single Equity Risk—The price of each Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Reference Asset. We have not undertaken any independent review or due diligence of any Reference Asset issuer’s SEC filings or of any other publicly available information regarding any such issuer.

•	Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income or loss. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income in respect of the Notes at a rate that exceeds the portion of the Coupon Payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the Reference Assets;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing each Basket Component can be located by reference to the respective SEC file number specified below.

The summary information below regarding each Reference Asset comes from each company’s respective SEC filings. You are urged to refer to the SEC filings made by the relevant company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of any of the Reference Assets or of any other publicly available information regarding each such issuer.

You should not take the historical prices of any Reference Asset as an indication of the future performance of that Reference Asset. The price of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of any Reference Asset during any period shown below is not an indication that the price of such Reference Asset is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of any Reference Asset. The actual performance of the Reference Assets over the life of the Notes may bear little relation to the historical prices shown below.

We obtained the historical trading price information for each Reference Asset set forth below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals and networking solutions. Apple sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers and resellers.

Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030, or its CIK Code: 0000320193. Apple’s common stock is listed on NASDAQ under the ticker symbol “AAPL”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Apple’s SEC filings or any other publicly available information regarding Apple.

Historical Performance of the Common Stock of Apple Inc.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Apple during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	27.85	17.02	20.50
June 30, 2008	27.14	21.02	23.92
September 30, 2008	25.67	15.04	16.24
December 31, 2008	15.86	11.50	12.19
March 31, 2009	15.70	11.17	15.02
June 30, 2009	20.67	15.53	20.35
September 30, 2009	26.59	19.34	26.48
December 31, 2009	30.23	25.82	30.12
March 31, 2010	33.69	27.43	33.56
June 30, 2010	39.17	33.69	35.93
September 30, 2010	41.78	34.31	40.54
December 31, 2010	46.50	39.81	46.08
March 31, 2011	51.88	46.67	49.78
June 30, 2011	50.44	45.05	47.95
September 30, 2011	59.06	49.03	54.45
December 31, 2011	60.32	51.93	57.86
March 31, 2012	88.23	58.75	85.64
June 30, 2012	90.89	75.73	83.43
September 30, 2012	100.30	82.13	95.32
December 31, 2012	95.96	72.71	76.15
March 31, 2013	78.43	60.01	63.23
June 30, 2013	66.26	55.79	56.58
September 30, 2013	72.53	58.46	68.11
December 31, 2013	81.44	68.71	80.16
March 31, 2014	79.62	71.35	76.68
June 30, 2014	94.25	73.99	92.93
September 30, 2014	103.30	93.08	100.75
December 31, 2014	119.00	96.26	110.38
March 31, 2015	133.00	105.99	124.43
June 16, 2015*	132.65	124.25	127.60

*	For the period beginning on April 1, 2015 and ending on June 16, 2015

PS-17

The following graph sets forth the historical performance of the common stock of Apple based on the daily Closing Price from January 1, 2008 through June 16, 2015. The Closing Price of the common stock of Apple on June 16, 2015 was $127.60 per share.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Prudential Financial, Inc.

According to publicly available information, Prudential Financial, Inc. (“Prudential”) provides financial services throughout the United States and several locations worldwide. Prudential offers a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, and asset management.

Information filed by Prudential with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16707, or its CIK Code: 0001137774. Prudential’s common stock is listed on the New York Stock Exchange under the ticker symbol “PRU”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Prudential’s SEC filings or any other publicly available information regarding Prudential.

Historical Performance of the Common Stock of Prudential Financial, Inc.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Prudential during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	91.36	67.36	78.25
June 30, 2008	82.21	59.74	59.74
September 30, 2008	86.25	56.07	72.00
December 31, 2008	64.80	13.73	30.26
March 31, 2009	35.11	11.29	19.02
June 30, 2009	46.00	20.50	37.22
September 30, 2009	54.63	33.28	49.91
December 31, 2009	52.82	44.64	49.76
March 31, 2010	60.50	47.02	60.50
June 30, 2010	65.82	53.66	53.66
September 30, 2010	59.54	49.65	54.18
December 31, 2010	59.95	50.68	58.71
March 31, 2011	67.32	58.32	61.58
June 30, 2011	64.62	57.77	63.59
September 30, 2011	65.26	43.93	46.86
December 31, 2011	57.32	43.91	50.12
March 31, 2012	64.65	51.30	63.39
June 30, 2012	64.50	44.74	48.43
September 30, 2012	58.63	45.46	54.51
December 31, 2012	59.89	48.74	53.33
March 31, 2013	60.41	54.64	58.99
June 30, 2013	73.03	54.91	73.03
September 30, 2013	82.62	73.30	77.98
December 31, 2013	92.43	75.99	92.22
March 31, 2014	91.23	80.45	84.65
June 30, 2014	91.10	77.61	88.77
September 30, 2014	93.16	85.75	87.94
December 31, 2014	91.67	77.86	90.46
March 31, 2015	90.11	75.32	80.31
June 16, 2015*	90.55	79.13	89.73

*	For the period beginning on April 1, 2015 and ending on June 16, 2015

The following graph sets forth the historical performance of the common stock of Prudential based on the daily Closing Price from January 1, 2008 through June 16, 2015. The Closing Price of the common stock of Prudential on June 16, 2015 was $89.73 per share.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Lam Research Corporation

According to publicly available information, Lam Research Corporation (“Lam”) manufactures, markets, and services semiconductor processing equipment used in the making of integrated circuits. Lam’s products are used to deposit special films on a silicon wafer and etch away portions of various films to create a circuit design.

Information filed by Lam with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-12933, or its CIK Code: 0000707549. Lam’s common stock is listed on NASDAQ under the ticker symbol “LRCX”.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of Lam’s SEC filings or any other publicly available information regarding Lam.

Historical Performance of the Common Stock of Lam Research Corporation.

The following table sets forth the high and low daily Closing Prices, as well as end-of-quarter Closing Prices, of the common stock of Lam during the periods indicated below. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Quarter/Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	42.91	36.81	38.22
June 30, 2008	44.04	36.03	36.15
September 30, 2008	39.62	30.10	31.49
December 31, 2008	30.54	15.00	21.28
March 31, 2009	25.47	18.42	22.77
June 30, 2009	28.97	23.43	26.00
September 30, 2009	35.21	26.10	34.16
December 31, 2009	39.48	32.50	39.21
March 31, 2010	41.43	32.25	37.32
June 30, 2010	42.90	36.58	38.06
September 30, 2010	42.84	36.11	41.85
December 31, 2010	52.71	39.94	51.78
March 31, 2011	58.39	47.24	56.66
June 30, 2011	56.32	42.04	44.28
September 30, 2011	45.30	35.38	37.98
December 31, 2011	45.01	34.86	37.02
March 31, 2012	44.91	36.65	44.62
June 30, 2012	44.17	35.99	37.74
September 30, 2012	37.82	31.31	31.79
December 31, 2012	37.69	31.59	36.13
March 31, 2013	43.12	36.98	41.46
June 30, 2013	48.53	40.42	44.34
September 30, 2013	51.99	44.21	51.19
December 31, 2013	54.94	49.75	54.45
March 31, 2014	56.59	48.58	55.00
June 30, 2014	67.58	52.11	67.58
September 30, 2014	76.77	67.69	74.70
December 31, 2014	84.30	65.91	79.34
March 31, 2015	84.48	70.24	70.24
June 16, 2015*	83.52	70.26	82.55

*	For the period beginning on April 1, 2015 and ending on June 16, 2015

The following graph sets forth the historical performance of the common stock of Lam based on the daily Closing Price from January 1, 2008 through June 16, 2015. The Closing Price of the common stock of Lam on June 16, 2015 was $82.55 per share.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

Morgan Stanley & Co. Inc. will receive from the agent, Barclays Capital Inc., a fixed sales commission of $10.00 for each Note they sold. In addition, Morgan Stanley & Co. Inc. will receive a structuring fee of $7.50 for each Note.